Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements No. 333-128700 and No. 331-137496 of Prospect Medical Holdings, Inc. on Forms S-8 and S-3, respectively, of our report dated August 16, 2007 related to the financial statements of Upland Medical Group, A Professional Corporation as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, which report appears in this Current Report on Form 8-K/A of Prospect Medical Holdings, Inc. dated August 22, 2007.

/s/ KLING & PATHAK
Kling & Pathak
Certified Public Accountants

Cerritos, California
August 16, 2007